Exhibit 7

GOVERNANCE AND STANDSTILL AGREEMENT

THIS GOVERNANCE AND STANDSTILL AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of July, 2008, by and among the Persons listed on Schedule I attached hereto (collectively, the “Wynnefield Group”, and individually, a “member” of the Wynnefield Group) and CROWN CRAFTS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is scheduled to hold its 2008 annual meeting of stockholders on August 12, 2008 (the “2008 Annual Meeting”);

WHEREAS, the Wynnefield Group beneficially owns in the aggregate 1,463,325 shares of the Company’s Series A Common Stock, par value $0.01 per share (such class of common stock being referred to herein as “Common Stock”);

WHEREAS, the Wynnefield Group has provided notice to the Company of its intention to nominate two persons to the board of directors of the Company (the “Board”) at the 2008 Annual Meeting and to communicate with stockholders of the Company in connection with the election of directors of the Company at the 2008 Annual Meeting; and

WHEREAS, the parties hereto agree that it is in the best interests of all stockholders of the Company for the Company and the Wynnefield Group to come to an amicable agreement with respect to the matters addressed herein, including, without limitation, the election of directors at the 2008 Annual Meeting and certain matters with respect to the future composition of the Board;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. In addition to the words and terms elsewhere defined herein, the following words and terms as used herein shall have the following meanings:

(a) “2009 Annual Meeting” shall mean the Company’s annual meeting of stockholders for the 2009 calendar year.

(b) “2010 Annual Meeting” shall mean the Company’s annual meeting of stockholders for the 2010 calendar year.

(c) “Affiliate” and “Associate” shall each have the meaning set forth with respect thereto in Rule 12b-2 under the Exchange Act; provided, however, that for purposes of this Agreement, the Company shall not be deemed an Affiliate of the Wynnefield Group and the Wynnefield Group shall not be deemed an Affiliate of the Company.

(d) “Beneficially own”, “beneficial ownership” and “beneficial owner” with respect to any securities means having “beneficial ownership” of such securities, as determined pursuant to Rule 13d-3 under the Exchange Act, without duplicative counting of the same securities by the same holder. Securities beneficially owned by a person include securities beneficially owned by all other persons with whom such person would constitute a 13D Group with respect to securities of the same issuer.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(f) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, governmental authority or other entity.

(g) “13D Group” shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as now in effect and based on present legal interpretations thereof) to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding.

(h) “Voting Securities” shall mean all classes of capital stock of the Company entitled to vote generally in the election of directors.

(i) “Restricted Period” shall mean the period beginning on the date of this Agreement and ending on the earlier of (A) the date immediately following the date of the 2009 Annual Meeting and (B) August 31, 2009.

(j) “SEC” shall mean the U.S. Securities and Exchange Commission.

2. Covenants of the Company.

(a) The Company hereby (i) confirms that the Board has formed a Strategic Review Committee (the “Committee”), the members of which are Sidney Kirschner (Chairman), E. Randall Chestnut and Frederick G. Wasserman, and that the Committee has approved and adopted a charter (the “Charter”), a copy of which is attached hereto as Exhibit A; (ii) covenants and agrees that the Committee shall actively undertake to discharge its responsibilities and fulfill its purpose as set forth in the Charter and shall present its final report to the Board no later than March 1, 2009 (the “Final Report Date”) setting forth its analysis and recommendations with respect to strategic options available to the Company to enhance stockholder value (the “Report”); and (iii) covenants and agrees that the Committee shall remain in place until such time as it presents the Report to the Board and thereafter as may determined by the Board. The Wynnefield Group shall have the right, in its sole discretion, to designate a member of the Board to fill any vacancy on the Committee created prior to the expiration of the Restricted Period by the resignation, death or removal of Frederick G. Wasserman. If there shall occur any vacancy in the Committee prior to the expiration of the Restricted Period as a result of the resignation, death or removal of either of the members of the Committee other than Frederick G. Wasserman, then such vacancy shall be filled by an independent non-employee member of the Board (other than the Wynnefield Designee (as hereinafter defined)) reasonably acceptable to the Wynnefield Group. At all times prior to the expiration of the Restricted Period, the chairperson of the Committee shall be an independent non-employee member of the Board. In the event the Committee fails to present the Report to the Board on or before the Final Report Date, members of the Board and/or the Wynnefield Group are authorized to publicly disclose the status of the Committee’s activities and the reasons why the Committee has been unable to issue the Report to the Board by the Final Report Date.

(b) The Company hereby confirms that James A. Verbrugge, a Class III director, has notified the Company that he does not intend to stand for re-election at the 2008 Annual Meeting, and the Company agrees that it will not nominate him for re-election, or nominate anyone else in his stead, at the 2008 Annual Meeting.

(c) The Company agrees to (i) temporarily increase the size of the Board to eight (8) directors until the 2008 Annual Meeting, and immediately following such meeting the Board shall reduce the size of the Board to seven (7) directors; (ii) cause its directors to elect Joseph Kling (the “Wynnefield Designee”) to the Board simultaneously with the execution of this Agreement to fill the vacancy created by the increase in the number of directors; (iii) include the Wynnefield Designee in its slate of nominees for election as Class III directors of the Company at the 2008 Annual Meeting; and (iv) use its reasonable best efforts to cause the re-election of the Wynnefield Designee to the Board at the 2008 Annual Meeting (including, without limitation, recommending that the Company’s stockholders vote in favor of the re-election of the Wynnefield Designee in the Company’s proxy statement with respect to the 2008 Annual Meeting). The Wynnefield Group shall have the right to designate an individual reasonably acceptable to the Company (the “Alternate Designee”) to fill any vacancy in the Board created prior to the expiration of the Restricted Period by the resignation, death or removal of the Wynnefield Designee or resulting from the failure of the Wynnefield Designee to be re-elected to the Board at the 2008 Annual Meeting, in which event the Company will (x) immediately appoint the Alternate Designee to fill any vacancy created by the resignation, death or removal of the Wynnefield Designee or resulting from the failure of the Wynnefield Designee to be re-elected to the Board at the 2008 Annual Meeting, (y) include such Alternate Designee in its slate of nominees for election as Class II directors of the Company at the 2009 Annual Meeting and (z) use its reasonable best efforts to cause the re-election of the Alternate Designee to the Board at the 2009 Annual Meeting (including, without limitation, recommending in the Company’s proxy statement with respect to the 2009 Annual Meeting that the Company’s stockholders vote in favor of the re-election of the Alternate Designee).

(d) Upon the written request of the Wynnefield Group delivered to the Company on or before May 1, 2010, the Company shall use its reasonable best efforts to obtain the resignation from the Board (the “Resignation”), effective thirty (30) days prior to the latest date that notice of a stockholder’s intention to nominate an individual must be provided to the Company with respect to the election of directors at the 2010 Annual Meeting (the “2010 Nomination Date”), of one (1) director to be chosen by the Company, other than the Wynnefield Designee (or Alternate Designee, as applicable) or a Class I Director, and the vacancy resulting from the Resignation shall be filled only by election of the Company’s stockholders at the 2010 Annual Meeting (for purposes of clarity only, at the 2010 Annual Meeting, the Company’s stockholders will vote for the election of four (4) directors, one (1) of whom will fill the vacancy resulting from the Resignation and three (3) of whom will be Class I directors), provided that this Agreement continues to be in effect at such time and that no member of the Wynnefield Group is in breach of the terms of this Agreement. The parties acknowledge and agree that the Board, in connection with the 2010 Annual Meeting, may nominate the director so resigning for election as a director at the 2010 Annual Meeting to fill the vacancy resulting from the Resignation. If for any reason no director resigns on or before thirty (30) days prior to the 2010 Nomination Date, then the Company shall, and shall cause its directors, officers and other representatives to, take all necessary actions to increase the size of the Board to nine (9) members not less than thirty (30) days prior to the 2010 Nomination Date.

(e) The Company shall not, and shall cause its directors, officers and other representatives not to, prior to or at the 2010 Annual Meeting, (i) increase the size of the Board to more than seven (7) directors, unless such increase is pursuant to the provisions of Sections 2(c)(i) or 2(d) hereof; (ii) create any new class of directors of the Board; (iii) create any new class of Voting Securities; (iv) except as otherwise mandated or necessitated by applicable law, change any process by which the Company’s stockholders may nominate or vote for an individual with respect to the election of directors; or (v) otherwise amend the Company’s bylaws or certificate of incorporation for the purpose of accomplishing any of the foregoing.

3. Covenants of Wynnefield. Prior to the expiration of the Restricted Period and subject to the further provisions hereof:

(a) No member of the Wynnefield Group or any Affiliate or Associate of any such members (such Affiliates and Associates, collectively and individually, the “Wynnefield Affiliates”) shall:

(i) solicit proxies or written consents of stockholders, engage in a proxy contest, present any proposal for consideration or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Common Stock, or make, or in any way participate in (other than by voting its shares of Common Stock in a way that does not violate this Agreement), any “solicitation” of any proxy, consent or other authority to vote any shares of Common Stock with respect to any matter, or become a participant in any contested solicitation with respect to the Company, including, without limitation, relating to the removal or the election of directors, or encourage any other Person to engage in any of the foregoing;

(ii) form or join in a partnership, limited partnership, syndicate or other group that would constitute a 13D Group, with respect to the Common Stock or with respect to the matters set forth in Section 3(a)(i) hereof, or deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement, other than solely with other members of the Wynnefield Group or other Wynnefield Affiliates with respect to the shares of Common Stock now or hereafter owned by them or pursuant to this Agreement; or

(iii) provided that this Agreement continues to be in effect at such time and that the Company is not in breach of the terms of this Agreement, make, or cause to be made, any statement or announcement that constitutes an ad hominem attack on the Company, its officers or its directors in any document or report filed with or furnished to the SEC or any other governmental agency or in any press release or other publicly available format. Nothing in this Agreement shall prohibit or be construed to prohibit any member of the Wynnefield Group or any Wynnefield Affiliate from commenting or presenting its views on any issue or matter publicly disclosed by the Company and making any filings with the SEC which any of the foregoing parties reasonably determines it is required to make in connection therewith.

(b) No member of the Wynnefield Group or any Wynnefield Affiliate will, directly or indirectly, acquire any Voting Securities (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally) if the effect of such acquisition would be to increase the aggregate voting power in the election of directors of all Voting Securities then owned by all members of the Wynnefield Group and the Wynnefield Affiliates to greater than 20% of such total combined voting power of all Voting Securities then outstanding; provided, however, that this Section 3(b) shall not apply if and to the extent that the aggregate percentage ownership of the Wynnefield Group and the Wynnefield Affiliates is increased as a result of a recapitalization or reincorporation of the Company, any redemption of Voting Securities by the Company or any other action taken by the Company or its Affiliates. The Company acknowledges and agrees that the acquisition (prior to the expiration of the Restricted Period or the earlier termination of this Agreement) and holding of Voting Securities by the Wynnefield Group or the Wynnefield Affiliates in compliance with this Section 3(b) shall not result in any member of the Wynnefield Group or any Wynnefield Affiliate being an “Acquiring Person” under that certain Amended and Restated Rights Agreement between the Company and Computershare Investor Services, LLC dated as of August 6, 2003, as the same may be amended from time to time. Notwithstanding the foregoing, during the Restricted Period, each member of the Wynnefield Group acknowledges and agrees (i) that such member will be deemed to be an “insider” of the Company and that the Wynnefield Group shall have the right to obtain non-public information from the Company’s directors and management and receive all information (written or oral) discussed with or provided to the Board in connection with its meetings, all of which the Wynnefield Group agrees to keep strictly confidential; and (ii) that neither such member nor any Wynnefield Affiliate may buy or sell any securities of the Company, either in the open market or in private transactions, other than in compliance with all applicable laws and with such policies and procedures of the Company as may be in effect from time to time relating thereto to which all of the Company’s directors are subject.

4. Additional Meeting Matters.

(a) In furtherance of the covenants and agreements set forth in Section 3 hereof, (i) Wynnefield Partners Small Cap Value, L.P. hereby withdraws each of its two letters to the Company dated June 20, 2008, requesting the opportunity to inspect and review certain books and records of the Company and providing notice to the Company of its intention to nominate certain individuals for election as directors of the Company at the 2008 Annual Meeting (the “Stockholder Nomination”); (ii) the Wynnefield Group and all Wynnefield Affiliates shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation and shall not vote, deliver or otherwise use any proxies heretofore obtained in connection with the Stockholder Nomination; and (iii) no member of the Wynnefield Group or any Wynnefield Affiliate shall make any request to inspect or review the books and records of the Company prior to the expiration of the Restricted Period.

(b) Each member of the Wynnefield Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any Wynnefield Affiliate, as of the record date for the 2008 Annual Meeting and as of the record date for the 2009 Annual Meeting, to be present for quorum purposes and to be voted, at the 2008 Annual Meeting and the 2009 Annual Meeting, respectively, or at any adjournments or postponements thereof, (i) in favor of the directors nominated by the Board for election at the 2008 Annual Meeting (including the Wynnefield Designee) and the 2009 Annual Meeting and (ii) with respect to all other matters to be voted on by the holders of Voting Securities in the same proportion as the votes cast by all holders of Voting Securities other than Affiliates of the Company.

5. Representations and Warranties.

(a) The Company represents and warrants to the Wynnefield Group that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, (ii) this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company, and (iii) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Each member of the Wynnefield Group represents and warrants to the Company that (i) if such member is an entity, such member is duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, (ii) this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of such member, and (iii) this Agreement has been duly executed and delivered by such member and constitutes a legal, valid and binding obligation of such member, enforceable against such member in accordance with its terms.

6. Specific Performance; Attorneys’ Fees. Each of the Company, on the one hand, and the members of the Wynnefield Group, on the other hand, acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived. In the event either party institutes any legal action to enforce such party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

7. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of law rules that would otherwise cause the application of the laws of any other state.

(b) The parties to this Agreement agree that any suit, action or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought only in a federal court located in Delaware or in any Delaware state court, and each party irrevocably consents to the jurisdiction of such courts (and of the appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives any objection it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) If at any time subsequent to the date hereof any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement, provided that the provision determined to be unenforceable shall not deprive any party hereto of the substantial benefits of this Agreement. Neither party hereto shall directly or indirectly institute any proceeding questioning the enforceability of this Agreement or any provision hereof.

(d) This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby, and this Agreement may be amended only by an agreement in writing executed by all parties hereto. Any of the terms, covenants and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant or condition.

(e) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(f) For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument. Executed counterparts may be delivered by facsimile transmission or in portable document format.

(g) All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed given upon (i) the transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand, or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Crown Crafts, Inc.
916 S. Burnside Avenue
Gonzales, Louisiana 70737
Attention: Mr. E. Randall Chestnut
Facsimile: (225) 647-9112

with a copy to (which shall not constitute notice):

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, Georgia 30303
Attention: Steven E. Fox, Esq.
Facsimile: (404) 230-0938

If to any member of the Wynnefield Group, to:

Wynnefield Partners Small Cap Value, L.P.
450 Seventh Avenue, Suite 509
New York, New York 10123
Attention: Mr. Nelson Obus
Facsimile: (212) 760-0824

with a copy to (which shall not constitute notice):

Kane Kessler PC
1350 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey S. Tullman, Esq.
Facsimile: (212) 245-3009

(h) This Agreement and all the provisions hereof are binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party. Nothing in this Agreement, whether expressed or implied, may be construed to give any Person other than the parties any legal or equitable right, remedy or claim under or in respect of this Agreement.

(i) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

(j) The Company agrees to reimburse the Wynnefield Group its documented out-of-pocket fees and expenses (including legal fees) in connection with the settlement of its intention to nominate directors and the negotiation of this Agreement, in an amount not to exceed $32,500 in the aggregate.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

CROWN CRAFTS, INC.

By:	/s/ E. Randall Chestnut

E. Randall Chestnut, Chairman of the Board, President and Chief Executive Officer

[Signatures continue on following pages.]

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. By: Wynnefield Capital Management, LLC,its general partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE OFFSHORE FUND, LTD. By: Wynnefield Capital, Inc.

By:	/s/ Nelson Obus
Nelson Obus, President
Title

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I By: Wynnefield Capital Management, LLC,its general partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Nelson Obus, President

CHANNEL PARTNERSHIP II, L.P.

By:	/s/ Nelson Obus
Nelson Obus, General Partner

/s/ Nelson Obus
NELSON OBUS

Schedule I

Wynnefield Small Cap Value, L.P.

Wynnefield Partners Small Cap Value Offshore Fund, Ltd.

Wynnefield Partners Small Cap Value, L.P. I

Wynnefield Capital Management, LLC

Wynnefield Capital, Inc.

Channel Partnership II, L.P.

Nelson Obus

Exhibit A

CHARTER
STRATEGIC REVIEW COMMITTEE
CROWN CRAFTS, INC.

The Board of Directors (the “Board”) of Crown Crafts, Inc. (the “Corporation”) has adopted this charter (the “Charter”) for its Strategic Review Committee (the “Committee”).

Composition of the Committee

Number. The Committee shall consist of three (3) members of the Board, two (2) of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of the independent judgment of such members in serving on the Committee.

Appointment. The Board, upon the recommendation of the Committee, shall elect the Chairperson and other members of the Committee. The Board may remove a member of the Committee, or replace the Chairperson, only for cause, provided that the Board must, at all times, assure that the Committee will have a Chairperson and sufficient members to satisfy the requirements set forth herein relating to the composition of the Committee and number of Committee members.

Purpose and Responsibility

The Committee shall have responsibility for developing, and for reviewing, evaluating and recommending to the Board the merits of, the various strategic options available to the Corporation to enhance stockholder value, including, but not limited to, exiting from existing lines of business, entering into new lines of business and effecting other changes in the Corporation’s operations; entering into joint ventures and other strategic alliances; engaging in selective acquisitions, dispositions and other capital transactions; and entering into a merger, sale or other extraordinary transaction involving the Corporation. The Committee shall review the strategic planning process of the Corporation and strategic plans developed and implemented by management and perform such other functions as may from time to time be delegated by the Board to the Committee.

Committee Operations

Meeting Schedule. The Committee shall meet as often as it deems appropriate to carry out its responsibilities. Meetings shall be held on at least two (2) business days prior notice. The Committee may meet in person or by telephone conference call and may act by unanimous written consent. The Committee shall maintain written minutes of its meetings, which minutes shall be filed in the Corporation’s minute book.

Agenda and Materials. The Committee Chairperson shall approve the agenda for the meetings, and any Committee member may suggest items for the Committee’s consideration.

Attendance at Meetings. The Committee may, in the discretion of its Chairperson, invite members of management, employees, external advisors and other experts to attend the Committee’s meetings.

Voting. A majority of the Committee members shall constitute a quorum. Each Committee member shall have one vote, and actions at meetings may be approved by a majority of the members present; provided, however, that any amendment of the Charter shall require the unanimous approval of the Committee members.

Reporting to the Board. At the Board meeting following each Committee meeting, the Committee Chairperson (or the Chairperson’s designee) shall report to the full Board on the Committee’s actions.

Committee Resources

To assist the Committee in fulfilling its responsibilities, (i) each Committee member shall have full access to members of management, and (ii) the Committee may retain and terminate independent consultants, counsel, accountants, investment banking firms and other advisors, subject to the Board’s approval of all such advisors and the terms of their engagement, such approval not to be unreasonably withheld, conditioned or delayed. The Corporation will bear the expense of advisors engaged with the Board’s approval. Committee members shall be reimbursed for all of their reasonable out of pocket expenses, and non-employee members of the Committee shall receive such fees and compensation as may be determined by the Board.

JOINDER
TO
GOVERNANCE AND STANDSTILL AGREEMENT

The undersigned, as of July 1, 2008, hereby (i) joins in the execution of, and agrees to be bound by, that certain Governance and Standstill Agreement dated as of July 1, 2008 by and among Crown Crafts, Inc. and the members of the Wynnefield Group (as defined therein) parties thereto and (ii) agrees that he shall be included within the term “members” of the Wynnefield Group for all purposes of such Governance and Standstill Agreement.

/s/ Joshua Landes
JOSHUA LANDES